UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15 (d) of the Securities Exchange Act of 1934

Date of Report: January 10, 2012

MIDDLESEX WATER COMPANY

(Exact name of registrant as specified in its charter)

NEW JERSEY	0-422	22-1114430
(State or other jurisdiction of	(Commission	(I.R.S. Employer
incorporation or organization)	File Number)	Identification No.)

1500 RONSON ROAD, P.O. BOX 1500, ISELIN, NEW JERSEY 08830

(Address of principal executive offices, including zip code)

(732)-634-1500

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item. 8.01. Other Events

Announcement regarding Middlesex Water Company filing petition for an increase in rates as set forth in the attached press release.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf of the undersigned hereunto duly authorized.

MIDDLESEX WATER COMPANY
(Registrant)

s/Kenneth J. Quinn
Kenneth J. Quinn
Vice President, General Counsel,
Secretary and Treasurer

Dated: January 10, 2012

Middlesex Water Company FILES FOR RATE INCREASE

$36 Million in Infrastructure Rehabilitation Since 2010 Drives Request

ISELIN, NJ, (January 10, 2012) Middlesex Water Company, (NASDAQ:MSEX), a provider of water and wastewater and related services, primarily in New Jersey and Delaware, today filed a request with the New Jersey Board of Public Utilities (BPU) for a general increase in water rates for its Middlesex system in New Jersey. The Company is requesting an increase of approximately 17.47% or, $11.3 million over current revenues, to support its ongoing capital program and to cover costs of increases in chemicals, fuel, electricity, taxes, labor, benefits and other operating and maintenance expenses.

If the increase were granted in its entirety as requested, a typical residential customer using 19,500 gallons of water per quarter would see their bill increase by $22.75 per quarter, or $0.25 per day.

“A safe and plentiful supply of water is essential to public health, public safety and a sound local economy and delivering quality drinking water is our utmost priority,” said Dennis W. Doll, Middlesex Water President and CEO. “There is the continued need to maintain compliance with current and anticipated federal and state standards for water quality, to upgrade and replace aging infrastructure and to meet the overall needs of our customers for service and reliability. We work hard on an ongoing basis to meet those needs while focusing on controlling our costs and the impact those costs have on our customers’ water bills. Critical and necessary system improvements, which amount to almost $36.0 million since January 2010, along with rising operating costs, are the main factors driving the need for this rate increase request,” said Doll.

Upon filing of this rate increase request, the proposal will next be reviewed, analyzed and investigated by the BPU and various other government entities. The thorough process includes a public hearing on this matter, which will be held in the company’s service area before a decision is made.

Middlesex Water Company (the Middlesex system), organized in 1897, presently serves 60,000 retail customers in the Townships of Woodbridge, Edison, the Borough of South Plainfield, Carteret, Metuchen, the City of South Amboy, the Township of Clark and the Town of Fortescue in Downe Township in Cumberland County, NJ. The Company also provides service under contract to the Boroughs of Highland Park and Sayreville, the Old Bridge Municipal Utilities Authority, the Township of Marlboro, the City of Rahway and the Township of East Brunswick.

About Middlesex Water Company

Middlesex Water Company is an investor-owned water utility, serving customers in central and southern New Jersey and in the State of Delaware. Headquartered in Iselin, NJ, Middlesex Water is subject to various Federal and State regulatory agencies concerning water quality standards.

For additional information regarding Middlesex Water Company, visit the Company’s Web site at www.middlesexwater.com or call (732) 634-1500.

This release contains forward looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including, among others, our long-term strategy and expectations, the status of our acquisition program, the impact of our acquisitions, the impact of current and projected rate requests and the impact of our capital program on our environmental compliance. There are important factors that could cause actual results to differ materially from those expressed or implied by such forward-looking statements including: general economic business conditions, unfavorable weather conditions, the success of certain cost containment initiatives, changes in regulations or regulatory treatment, availability and the cost of capital, the success of growth initiatives and other factors discussed in our filings with the Securities and Exchange Commission.

Contact:

Bernadette Sohler, Vice President – Corporate Affairs

Middlesex Water Company

1500 Ronson Road

Iselin, New Jersey 08830

(732) 638-7549

www.middlesexwater.com